United States securities and exchange commission logo





                       April 13, 2023

       Riaan Davel
       Chief Financial Officer
       DRDGOLD LIMITED
       Constantia Office Park
       Cnr 14th Avenue and Hendrik Potgieter Road
       Cycad House, Building 17, Ground Floor
       Weltevreden Park 1709
       South Africa

                                                        Re: DRDGOLD LIMITED
                                                            Form 20-F for the
Fiscal Year ended June 30, 2022
                                                            Filed October 28,
2022
                                                            File No. 001-35387

       Dear Riaan Davel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation